UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2012

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2860 South Circle Drive, Suite 350, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

‘ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

’ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

’ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

’ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On May 23, 2012, Century Casinos, Inc. (the "Company"), through its subsidiaries Century Resorts Alberta Inc. (“CRA”) and Century Casino Calgary Inc. (“CAL”), agreed to the terms of a CAD 28.0 million (approximately $27.0 million USD based on the exchange rate in effect on May 23, 2012) credit agreement with Bank of Montreal (“BMO”). Proceeds from the credit agreement will be used to repay the balance of CRA's mortgage debt related to the Edmonton property (“Edmonton Mortgage”) and to pursue the development or acquisition of new gaming opportunities. The credit agreement has a term of five years and is guaranteed by the Company.

The credit agreement consists of three credit facilities to be utilized as follows:

1)
Credit Facility A is a CAD 1.0 million (approximately $1.0 million USD based on the exchange rate in effect on May 23, 2012) revolving credit facility to be used for the costs of the financing, ongoing working capital requirements and operating regulatory requirements.

2)
Credit Facility B is a CAD 25.0 million (approximately $24.3 million USD based on the exchange rate in effect on May 23, 2012) committed, non-revolving, reducing standby facility.

Of this CAD 25.0 million, up to CAD 11.0 million (approximately $11.0 million USD based on the exchange rate in effect on May 23, 2012) of the facility is to be used to repay all or part of the Edmonton Mortgage with the remainder available for working capital requirements and general corporate purposes. On May 23, 2012, the Company repaid the outstanding balance of approximately $6.4 million USD on the Edmonton Mortgage. The repayment of the Edmonton Mortgage was funded with a $3.6 million USD borrowing under the credit agreement and $2.8 million USD of cash on hand.

Once the principal balance of an advance under Credit Facility B has been repaid, it cannot be re-borrowed.

3)	Credit Facility C is a CAD 2.0 million (approximately $2.0 million USD based on the exchange rate in effect on May 23, 2012) treasury management risk management facility.

The credit agreement bears interest based on credit facilities as follows:

1)	Advances under Credit Facility A may be in the form of:

i.	Advances denominated in CAD and bearing interest at the lender’s floating rate for loans made in CAD plus a margin, and/or
ii.	Advances denominated in US$ and bearing interest at the lender’s floating rate for loans made in US$ plus a margin, and/or
iii.	Issuances of a CAD Letter of Credit (maximum face value CAD 100,000), bearing interest at floating margin rate.

2)	Advances under Credit Facility B may be in the form of:

i.	Advances denominated in CAD and bearing interest at the lender’s floating rate for loans made in CAD plus a margin (CAD 500,000 minimum and CAD 100,000 increments thereafter);
ii.	Advances denominated in US$ and bearing interest at the lender’s floating rate for loans made in US$ plus a margin ($500,000 minimum and $100,000 increments thereafter);
iii.	Advances denominated in US$ and bearing interest at the LIBOR rate fixed for 1–6 months ($1 million minimum and $500,000 increments thereafter);and/or
iv.	A Bankers Acceptance denominated in CAD and bearing interest at a fixed rate for 1–6 months (CAD 1 million minimum and CAD 500,000 increments thereafter).

3)
Longer term fixed rates of interest, up to and including the full five year term of the credit agreement, can be achieved through the use of interest rate swaps with a deemed risk up to the maximum amount of Credit Facility C.

i.	Not less than 50% of the advances under Credit Facility B must be made under interest rates fixed for not less than two years.

4)	Any funds that are not drawn down under either Credit Facility A or B are classified as a CAD Standby Facility.

Item 1.02 Termination of a Material Definitive Agreement
On May 23, 2012, the Company repaid the outstanding balance of approximately $6.4 million USD on the Edmonton Mortgage. This loan payoff was funded with a $3.6 million USD borrowing under the credit agreement with BMO and $2.8 million USD of cash on hand . The repayment consisted of $6.2 million USD in principal and interest due on the Edmonton Mortgage and $0.2 million USD in prepayment penalties. The repayment by the Company terminated the Edmonton Mortgage.

In connection with this repayment, the Company expects to write-off unamortized deferred financing charges of $0.1 million USD during the second quarter of 2012 in addition to the $0.2 million USD prepayment penalty.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 23, 2012, the company entered into the credit agreement more specifically described in Item 1.01 in this Current Report on Form 8-K, which description is incorporated by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: May 29, 2012	By : /s/ Margaret Stapleton
Margaret Stapleton
Executive Vice President and Principal Financial/Accounting Officer